EXHIBIT 10.34

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the "Agreement") is made and entered into by and between MEDSTRONG INTERNATIONAL CORPORATION, a Delaware USA corporation (the "Company"), and RALEIGH MARKETING COMMUNICATIONS, INC., a company incorporated in the Province of Ontario, Canada (“Consultant"), effective this 2nd  day of February 2007.

RECITALS

WHEREAS, the Company desires Consultant's services with respect to the technology development of the Company, and Consultant agrees to provide such advice and services to the Company through a consulting relationship with the Company.

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. CONSULTING SERVICES ENGAGEMENT. The Company hereby retains Consultant, and Consultant hereby accepts such retention, to perform consulting services for the Company as set forth herein.

(a)  SCOPE. Consultant shall provide consulting services ("Services") to the Company as defined in Exhibit A attached hereto. Consultant shall begin providing Services on February 1, 2007 (the "Start Date").

  (b)  PERFORMANCE AND TIME COMMITMENT. Consultant shall render the Services on a basis to be mutually agreed upon by Consultant and the Company.

  (c)  PROFESSIONAL STANDARDS. The manner and means used by Consultant to perform the Services desired by the Company are in the discretion and supervision of the Chief Executive Officer of the Company. Consultant's Services, and the results thereof, will be performed with and be the product of the highest degree of professional skill and expertise.

  (d)  INDEPENDENT CONTRACTOR STATUS. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold itself out as, or give any person any reason to believe that it is, an employee, agent, or partner of the Company. Consultant’s employees will not be eligible for any employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance. All payroll and employment taxes, insurance, and benefits of Company’s employees shall be the sole responsibility of Consultant. Consultant retains the right (as limited in Section 3) to provide services for others during the term of this Agreement and is not required to devote its services exclusively for the Company.

2. COMPENSATION.

(a) In consideration of Consultant's provision of the Services, the Company shall pay Consultant consulting fees in an amount equal to $10,500 per month.

(b)  The Company shall reimburse Consultant for pre-approved expenses actually incurred by Consultant in performing the Services, including but not limited to travel and accommodation expenses, so long as such expenses are reasonable and necessary as determined by the Company. Consultant shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner and form acceptable to the Company. The Company shall not be responsible for reimbursement of expenses for which Consultant fails to provide documentation deemed adequate by the Company.

(c)  Consultant will provide the Company a monthly statement indicating all fees and expenses for the prior month. The Company will pay Consultant the amounts indicated in the statement in a manner mutually agreed upon by the Company and Consultant.

3.  NO CONFLICT OF INTEREST; NON-COMPETE.

(a)  During the term of this Agreement, Consultant will not accept work, enter into a contract, or accept an obligation from any third party, inconsistent or incompatible with Consultant's obligations, or the scope of Services rendered for Company under this Agreement. Consultant warrants that there is no other contract or duty on its part inconsistent with this Agreement. Consultant agrees to indemnify the Company from any and all loss or liability incurred by reason of the alleged breach by Consultant of any services agreement with any third party.

(b)  While providing Services to the Company and for the period of one (1) year thereafter, unless otherwise agreed to in writing by the Company, Consultant and its employees, officers and directors, shall not, directly or indirectly, engage in any business directly competitive with the Company in regards to the scope of the Company’s announced business and planned business made known to Consultant. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner (except as a minority shareholder in a publicly traded business), partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, (iii) becoming interested directly or indirectly in any such business; or (iv) facilitating any other party to do any of the foregoing.

4. MAINTAINING CONFIDENTIAL INFORMATION.

    (a) COMPANY INFORMATION. During the term of this Agreement and in the course of Consultant's performance hereunder, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company's technology, including know-how, data, copyrights, inventions, trade secrets, developments, plans business practices, and strategies. Such confidential and proprietary information of the Company (collectively referred to as "Information") may include but not be limited to: (i) confidential and proprietary information supplied to Consultant with the legend "Company Confidential" or equivalent; (ii) the Company's marketing and customer support strategies, financial information (including revenue, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the Company's technology, including, inventions, development efforts, data, software, trade secrets, processes, methods, product and know-how and show-how; (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; and (v) information of third parties as to which the Company has an obligation of confidentiality.

Consultant acknowledges the confidential and secret character of the Information and agrees that the Information is the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant agrees not to reproduce any of the Information without the applicable prior written consent of the Company, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company all whole and partial copies and derivatives of the Information, whether in Consultant's possession or under Consultant's direct or indirect control.

(b)  OTHER CONSULTANT INFORMATION. Consultant agrees that during its engagement with the Company, Consultant will not improperly use or disclose any proprietary information or trade secrets of its former or concurrent customers, if any, and that he or she will not bring onto the premises of the Company any unpublished documents or any property belonging to Consultant’s (including its employees, officers and directors) former or concurrent clients unless consented to in writing by said employers or companies.

(c)  THIRD PARTY INFORMATION. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that the Company and such third parties, both during the term of this Agreement and thereafter, are owed a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company's agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company's agreement with the third party).

(d)  AGREEMENT OF EMPLOYEES OF CONSULTANT. Consultant agrees that all of its employees providing Services on Consultant’s behalf to Company or having access to or receiving the Company’s information shall, prior to providing such Services or such access or receipt, execute employment agreements with Consultant binding such employees automatically to assign ownership to the Consultant (or the Company) of all Service Product (as defined below), protective of the Company’s Information commensurate with this Section 4 and barring conflicts of interest and covenants of non-competition with the Company at least as protective of the Company as imposed on the Consultant in Section 3.

5.  INVENTIONS.

(a)  DISCLOSURE OF INVENTIONS. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, know-how, techniques and works of authorship learned, conceive or developed by Consultant pursuant to this Agreement (the "Service Product"). Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times.

(b)  INVENTIONS ASSIGNED TO THE COMPANY. Consultant agrees that any and all Service Product shall be the sole and exclusive property of the Company. Consultant hereby assigns to the Company all of Consultant's right, title and interest in and to any and all Service Product. Consultant explicitly acknowledges and agrees that all works of authorship contained in the Service Product are "works for hire" under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship.

Consultant further agrees that the Company is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in all of Consultant's Service Product under this Agreement. Consultant agrees during and after the term of this Agreement to provide such reasonable cooperation requested by the Company to document and secure the foregoing rights of ownership, including cooperation in the filing of patent applications and assignments of ownerships with appropriate governmental agencies.

6. TERM OF AGREEMENT. This Agreement shall commence as of the date set forth above, and thereafter may be terminated by either party upon thirty (30) days notice. In the event of termination, Consultant shall cease work immediately after giving or receiving such notice or termination, unless otherwise advised by the Company to continue work during the notice period. Consultant shall return to the Company all Information, Service Product, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the termination date. Sections 3(b), 4, 5 6, 11 and 13 of this Agreement shall survive any termination of this Agreement.

7.  TERMINATION BY THE COMPANY. Notwithstanding Section 6 above, the Company may terminate this Agreement with or without cause, at any time upon thirty (30) days prior written notice to Consultant. The Company also may terminate this Agreement or the Services immediately in the event of a material breach by Consultant of this Agreement.

8.  COMPLIANCE WITH APPLICABLE LAWS. Consultant warrants that all material supplied and work performed under this Agreement complies with or will comply with all applicable United States and foreign laws and regulations.

9. ASSIGNMENT; BENEFIT. This Agreement is for the exclusive services of Consultant and may not be assigned by Consultant or the Company, nor shall it be assignable by operation of law by either party, without the prior written consent of the other party. The parties' rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

10. LEGAL AND EQUITABLE REMEDIES. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Information or Service Product without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant's obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

11. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed according to the laws of the State of Florida. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

12.  WAIVER. The waiver by the Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

13.  INJUNCTIVE RELIEF FOR BREACH. Consultant's obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law; and, in the event of such breach, the Company will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

14. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement, together with its Exhibits, constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Company officer.

15. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MEDSTRONG INTERNATIONAL RALEIGH MARKETING	CORPORATION COMMUNICATIONS, INC.

By: /s/ Stephen Bartkiw	By: /s/ Tim Raleigh
Print Name:	Print Name:

Title: President	Title:

EXHIBIT A

SERVICES

Nature of Services:

•	Conducting a competitive market analysis of existing social networking sites;

•	Developing recommendations to management of products and services to be offered on the site;

•	Defining business requirements and product requirements;

•	Defining a project plan including product phases and time lines to meet launch objectives;

•	Advising management on business strategy and positioning of product; and

•	Advising management on capital requirements such as human resources, financial and infrastructure, to complete the launch of the site in a timely manner.